Exhibit 10.25

SECOND AMENDMENT TO SUBLEASE

THIS SECOND AMENDMENT TO SUBLEASE (“Second Amendment”) is entered into as of May 1, 2011, by and between ORACLE AMERICA, INC., a Delaware corporation (“Sublandlord”) and WAGEWORKS, INC., a Delaware corporation (“Subtenant”), with reference to the following facts:

A.     Pursuant to the provisions of that certain Sublease dated as of September 13, 2006 (the “Original Sublease”), as amended by that certain First Amendment to Sublease dated October __, 2006 (the Original Sublease, as so amended, the “Sublease”), Sublandlord (as successor in interest to Oracle USA, Inc.) subleases to Subtenant certain space consisting of an aggregate of 38,249 rentable square feet comprised of (i) approximately 36,008 rentable square feet of space located on the fourth (4th) floor, and (ii) 2,241 rentable square feet located on the first (1st) floor of the building located at 1100 Park Place, San Mateo, California (the “Building”).

B.     The parties desire enter into this Second Amendment to (1) reduce the Base Rent payable by Subtenant under the Sublease, (2) cap the amount of property taxes used to determine Subtenant’s Percentage Share of Operating Costs, and (3) extend the term of the Sublease, which currently expires on October 31, 2011 (the “Current Termination Date”), all on the following terms and conditions.

NOW, THEREFORE, in consideration of the foregoing recitals, which by this reference are incorporated herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the parties, Sublandlord and Subtenant hereby agree as follows (capitalized terms used herein but not herein defined shall have the meaning given them in the Sublease):

1.     Extension. The Term is hereby extended for a period of thirty eight (38) months and shall expire on December 31, 2014 (the “Extended Termination Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the term commencing the day immediately following the Current Termination Date (the “Extension Date”) and ending on the Extended Termination Date shall be referred to herein as the “Extended Term”, and unless the context clearly provides otherwise, from and after the Extension Date, references in the Sublease to the “Term” shall be deemed to include the Extended Term, and references in the Lease to the “Expiration Date” shall mean the Extended Termination Date.

2.     Base Rent.

(a) Sublandlord and Subtenant agree that notwithstanding the schedule of Base Rent set forth in Section 4.1(a) of the Original Sublease, effective retroactively from and after May 1, 2011 (the “Rent Adjustment Date”), and through the remainder of the Extended Term, the schedule of Base Rent payable with respect to the Subleased Premises shall be the following:

Months of Term or Period	Monthly Base Rent Per Rentable Square Foot	Monthly Base Rent
May 1, 2011-April 30, 2012	$1.20	$45,898.80

May 1, 2012-April 30, 2013	$1.24	$47,275.76

May 1, 2013-April 30, 2014	$1.27	$48,694.04

May 1, 2014-December 31, 2014	$1.31	$50,154.86

All such Base Rent shall be payable by Subtenant in accordance with the terms of the Sublease.

(b) The parties acknowledge that Subtenant has, as of the date hereof, already paid Base Rent under the Sublease pursuant to the schedule contained in Section 4.1(a) of the Original Sublease for the calendar month of May 2011, and that as a result of the adjustment of Base Rent payable under the Sublease pursuant to the schedule set forth in Section 2(a) above, Subtenant is entitled to a credit in the amount of $18,665,51; such credit shall be applied to Subtenant’s obligation to pay Base Rent under the Sublease (as amendment by this Second Amendment) for the month of June, 2011.

3.     Operating Costs.

(a) Effective retroactively from and after the Rent Adjustment Date, including, without limitation during the Extended Term, Subtenant shall continue to pay Subtenant’s Percentage Share of Operating Costs in accordance with the terms of the Sublease; provided, however, that from and after the Rent Adjustment Date, for the purposes of calculating Subtenant’s Percentage Share of Operating Costs, the component of Operating Costs comprised of the secured real estate tax portion of Taxes described in Section 7.A(1) of the Master Lease (as defined in recital A of the Original Sublease) (the “Secured Property Taxes”) will not exceed $0.33 per rentable square foot per month (the “Tax Cap”), and any Secured Property Taxes in excess of the Tax Cap will be borne by Sublandlord.

(b) For purposes of illustrating the application the Tax Cap and the rent adjustment in the Base Rent payable under the Sublease, set forth below is the estimated aggregate Rent (i.e. Base Rent and Operating Costs) payable by Subtenant during the period commencing as of the Rent Adjustment Date and expiring as of December 31, 2011:

Period	Monthly Base Rent (NNN) Per RSF	Property Taxes Per RSF	Operating Costs (2011 Estimate per RSF - - Net of Estimated Property Taxes)	Total Monthly Rent (2011 Estimate) Per RSF

May 1, 2011 - December 31, 2011	$1.20	$0.33	$.81	$2.34

Note: The exact Operating Costs for 2011 (excluding Property Taxes) are provided as an estimate and will be reconciled per Section 4.2 of the Sublease.

(c) Subtenant has already made its estimated payment for Operating Costs for the month of May, 2011, without taking into account the Tax Cap pursuant to Section 3(a) above, and as a consequence of the imposition of the Tax Cap effective as of the Rent Adjustment Date, Subtenant is entitled to a credit in the amount of the overpayment of the Taxes component of Operating Costs for the month of May 2011 equal to $5,954.07, which credit shall be applied towards Subtenant’s obligation to pay Operating Costs for the month of June, 2011.

4.     Additional Security Deposit. No additional security deposit shall be required in connection with this Second Amendment.

5.    Improvements to Premises; Allowance.

(a) Subtenant is in possession of the Subleased Premises and accepts the same “as is” without any agreements, representations, understandings or obligations on the part of Sublandlord to (i) perform any alterations, additions, repairs or improvements, (ii) fund or otherwise pay for any alterations, additions, repairs or improvements to the Premises, or (iii) grant Tenant any free rent, concessions, credits or contributions of money with respect to the Premises, except as may be expressly provided otherwise in this Second Amendment.

(b) The parties hereto acknowledge that Subtenant may elect to construct certain improvements within the Fourth Floor of the Subleased Premises to refurbish such premises (e.g., cleaning, repainting, etc.). All such improvements shall be deemed to be “Subtenant Improvements” and shall be carried out in accordance with the general terms and conditions governing improvements set forth in the Sublease (including Article 16 of the Original Sublease) and in accordance with the Master Lease. Without limiting the generality of the foregoing, in accordance with the Sublease, Sublandlord will have the right to approve the plans and specifications for any proposed Subtenant Improvements, as well as any contractors whom Subtenant proposes to retain to perform such work, which approval shall not be unreasonably withheld or delayed. Sublandlord shall use diligent efforts to respond to any request by Subtenant to make any Subtenant Improvements (which request must contain all information necessary for Sublandlord and Landlord to review and respond, as described or required in the Master Lease) promptly after receipt of such request for consent form Subtenant. Subtenant will submit all such information for Sublandlord’s review and written approval prior to commencement of any such work. Additionally, Landlord will have the right to review and approve all plans for Subtenant Improvements in accordance with the provisions of the Master Lease. Subtenant expressly acknowledges that Landlord or Sublandlord may require Subtenant to remove some or all of the Subtenant Improvements at the expiration or sooner termination of the Term and Subtenant shall be notified of such obligation in accordance with Section 12.D of the Original Master Lease (as defined in the Original Sublease).

(c) Provided Subtenant is not in default hereunder beyond any applicable notice and cure period, Sublandlord agrees to contribute $180,040.00 (i.e. $5.00 per rentable square foot of the Fourth Floor Space) (the “Second Amendment Allowance”) towards the cost of any Subtenant Improvements carried out in accordance with Section 5(b) above. Sublandlord shall disburse the Allowance to Subtenant from time to time within thirty (30) days following (i) Sublandlord’s receipt of documentary evidence reasonably satisfactory to Sublandlord evidencing payment by Subtenant of the expenditures for which reimbursement is sought, and

(ii) Sublandlord’s receipt of final, unconditional lien releases in form and content satisfactory to Sublandlord from all persons or entities providing labor and/or materials in connection with such Subtenant Improvements, if applicable, and (iii) plans and specifications for the Subtenant Improvements, together with a certificate from and AIA architect (if applicable) that such plans and specifications comply in all material respects with all laws affecting the Building and Subleased Premises; notwithstanding anything herein to the contrary, Sublandlord shall not be obligated to disburse any portion of the Allowance during the continuance of an uncured default under this Sublease, and Sublandlord’s obligation to disburse shall only resume when and if such default is cured. Any portion of the Allowance not applied toward the cost of the Subtenant Improvements shall be applied as a credit against Base Rent next due and payable under this Sublease, including, without limitation, in the event Subtenant elects not to perform any Subtenant Improvements.

6.     Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Second Amendment, Sublandlord’s and Subtenant’s rights and obligation sunder Section 3 (Option to Extend) shall be deemed to be terminated and of no further force and effect.

7.     Condition Precedent. The effectiveness of this Second Amendment is expressly conditioned upon the execution and delivery by Landlord, Sublandlord and Subtenant of Landlord’s consent to this Second Amendment (the “Consent”); provided, however, that notwithstanding the foregoing, as between Subtenant and Sublandlord, Subtenant may commence making the payments of adjusted Base Rent and Operating Costs as set forth herein following the execution by Sublandlord and Subtenant of this Second Amendment. If for whatever reason Sublandlord is unable to obtain the Consent, despite Sublandlord’s commercially reasonable efforts to do so, then the parties shall make such reconciliations as may be necessary or appropriate to reflect Landlord’s failure to provide the Consent required hereunder.

8.     Miscellaneous.

(a) This Second Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements.

(b) Except as herein modified or amended, the provisions, conditions and terms of the Sublease shall remain unchanged and in full force and effect. In the case of any inconsistency between the provisions of the Lease and this Second Amendment, the provisions of this Second Amendment shall govern and control.

(c) Submission of this Second Amendment by Sublandlord is not an offer to enter into this Second Amendment but rather is a solicitation for such an offer by Subtenant. Sublandlord shall not be bound by this Second Amendment until Sublandlord has executed and delivered the same to Subtenant.

(d) Subtenant represents that it has dealt directly with and only with Cushman & Wakefield (“Subtenant’s Broker”), as a broker in connection with this Sublease. Sublandlord represents that it has dealt directly with and only with Colliers International (“Sublandlord’s

Broker”), as a broker in connection with this Sublease. Sublandlord and Subtenant shall indemnify and hold each other harmless from all claims of any brokers other than Subtenant’s Broker and Sublandlord’s Broker claiming to have represented Sublandlord or Subtenant in connection with this Sublease. Subtenant and Sublandlord agree that Subtenant’s Broker and Sublandlord’s Broker shall be paid commissions by Sublandlord in connection with this Sublease pursuant to a separate agreement.

(e) Each signatory of this Second Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

(f) Subtenant is currently in compliance with and shall at all times during the Term remain in compliance with the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

(g) This Second Amendment may be executed in multiple counterparts each of which is deemed an original but together constitute one and the same instrument. This Second Amendment may be executed in so-called “pdf” format and each party has the right to rely upon a pdf counterpart of this Second Amendment signed by the other party to the same extent as if such party had received an original counterpart.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Sublandlord and Subtenant have entered into this Second Amendment as of the date first set forth above.

SUBLANDLORD: ORACLE AMERICA, INC. a Delaware corporation

By:	/s/ Randall W. Smith
Name:	Randall W. Smith
Title	Vice President, Real Estate & Facilities

SUBTENANT: WAGEWORKS, INC., a Delaware corporation

By:	/s/ Richard T. Green
Name:	Richard T. Green
Title	CFO

EXHIBIT A

Consent